Exhibit B

          Amended Complaint filed by Dillon Investors, L.P. on November 14, 1994 in the Court of Chancery of the State of Delaware in and for New Castle County in action captioned Dillon Investors, L.P. v. James J. Cotter, Steve Wesson, Peter W. Geiger, S. Craig Tompkins, Alfred Villasenor, Jr., Craig Corporation and Citadel Holding Corporation, C.A. No. 13867

        IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                  IN AND FOR NEW CASTLE COUNTY


DILLON INVESTORS, L.P.,                                     )
                                                            )
                              Plaintiff,                    )
                                                            )C.A. No. 13867
                    v.                                      )
                                                            )
JAMES J. COTTER, STEVE WESSON,                    )
PETER W. GEIGER, S. CRAIG                         )
TOMPKINS, ALFRED VILLASENOR, JR.,                 )
CRAIG CORPORATION and CITADEL                     )
HOLDING CORPORATION,                                        )
                                                            )
                              Defendants.                   )


                        AMENDED COMPLAINT

          For its amended complaint against the defendants,
plaintiff Dillon Investors, L.P. ("Dillon L.P.") alleges as
follows:
          1.   Dillon L.P. is a limited partnership formed under
the laws of the State of Delaware and is the beneficial owner of 647,000 shares of the common stock of defendant Citadel Holding Corporation ("Citadel").
          2.   Citadel is a corporation organized under the laws
of the State of Delaware.  Citadel is the owner of more than 10%
of the issued and outstanding shares of stock of Fidelity Federal Bank FSB ("Fidelity"), is a registered savings and loan holding company and is subject to the rules and regulations of the Office of Thrift Supervision ("OTS").
          3. Defendant Craig Corporation ("Craig") is also a corporation organized under the laws of the State of Delaware.
Craig purports to be the owner of approximately 24.9% of the shares of the outstanding voting stock of Citadel. Craig has extended a $8.2 million line of credit to a wholly owned subsidiary of Citadel of which, as of November 9, 1994, $6.2 million had been drawn down and guaranteed by Citadel.  The line of credit does not mature and is not due and payable until August
5, 1995.  Craig has admitted that under the regulations of the
OTS, it controls Citadel.
          4.   Defendants James J. Cotter ("Cotter"), Steve
Wesson ("Wesson"), Peter W. Geiger, S. Craig Tompkins
("Tompkins") and Alfred Villasenor, Jr. (collectively the
"Individual Defendants") are the members of the board of
directors of Citadel. Cotter is (a) the chairman of the board of directors of Citadel and (b) a principal stockholder of and a member of and the chairman of the board of directors of Craig. Tompkins is (a) the vice chairman of the board of directors, secretary/treasurer and principal accounting officer of Citadel and (b) a director of and president of Craig.  Non-employee
directors of Citadel receive $10,000 per year for their
attendance at regularly scheduled meetings of the board of
directors, except for Cotter and Tompkins who will receive
$45,000 per year and $25,000 per year respectively.  Cotter
received $100,000 per year until some date subsequent to August
4, 1994. In addition, "it is contemplated" that Wesson (the President and CEO of Citadel) will be granted options to purchase an "estimated" 35,000 shares of common stock of Citadel.
          5.   By Amendment No. 1 to its Schedule 13D filed
September 8, 1994, Dillon L.P., together with others, announced for the first time that it and the others had "begun to consider seeking a greater voice in the affairs of [Citadel]," that they
"may consider seeking representation on the Board of Directors of [Citadel] in the future" and that they may suggest business strategies to Citadel.
          6. By letter dated October 13, 1994 (the "October 13 letter"), Dillon L.P. requested that the Individual Defendants schedule an annual meeting for Citadel and recommended that the Individual Defendants distribute the shares of stock of Fidelity to the Citadel stockholders and liquidate the remaining Citadel assets in order to maximize stockholder value.
          7.   By Amendment No. 2 to its Schedule 13D filed
October 17, 1994, Dillon L.P., together with others, disclosed the October 13 letter, and reiterated that they had "begun to consider seeking a greater voice in the affairs of [Citadel]" and announced that depending on Citadel's response to the October 13 letter, they "may consider seeking representation on the Board of Directors of [Citadel] in the future."
          8.   Subsequent to the receipt of the October 13 letter
and the filing of Amendment No. 2 to the Schedule 13D of Dillon
L.P, the Individual Defendants scheduled the 1994 annual meeting for December 12, 1994 (the "1994 Citadel Annual Meeting"). The Individual Defendants declared November 4, 1994 as the record date for the 1994 Citadel Annual Meeting.
          9.   On October 21, 1994, the Individual Defendants
issued 74,300 shares (the "Facilitating Shares") of Citadel
common stock to Craig. OTS approval for Craig to purchase in excess of 10% of the outstanding shares of common stock of
Citadel was scheduled to expire on October 23, 1994. The Facilitating Shares were issued for the lesser of the average trading prices (a) for 3 trading days preceding October 21 or (b)
the 5 trading days after October 21. On October 24, 1994, Wesson stated that the issuance of the Facilitating Shares "was important to our Board to preserve Craig as a potential source of future equity financing without the need to seek new OTS approval." (Emphasis supplied). Stated more succinctly, the Facilitating Shares were issued to Craig so that future issuances to Craig could be accomplished without any regulatory delay.
Craig has stated that in addition it would have been unwilling to file an agreement with the OTS to avoid delay since the agreement "would have substantially limited Craig's ability to exercise an influence over the business and affairs of" Citadel.
          10.  On November 4, 1994, Dillon L.P. amended its
Schedule 13D and thereby indicated its intention (with others) to solicit proxies to elect its nominees as the board of directors of Citadel at the 1994 Citadel Annual Meeting.  Should its
nominees be elected, Dillon L.P. intends to implement (subject to the fiduciary duties of the directors) the changes it recommended in its October 13 letter and liquidate Citadel.
          11.  In apparent anticipation of the amended Schedule
13D, Citadel issued a press release on November 4, 1994,
declaring that the Individual Defendants had "reset" the record date for the 1994 Citadel Annual Meeting to November 11, 1994.
          12. On November 7, 1994, a written consent executed on behalf of Mr. Dillon was delivered to Citadel in accordance with
8 Del. C. Section 228 to take the following actions: (i) remove the entire board of Citadel; (ii) elect Mr. Dillon, Bradley C. Shoup, Ralph V. Whitworth, Jordan M. Spiegel and Timothy M. Kelley as directors of Citadel; and (iii) amend the by-laws of Citadel to limit and/or condition indemnification of certain representatives of Citadel.  The delivery of the consent established, pursuant to
8 Del. C. Sections 213 and 228, a stockholder record date of November 7, 1994 as the record date for the consent.
          13. On November 8, 1994, Citadel announced by press release that the earlier report which provided that the record date for the 1994 Citadel Annual Meeting was reset to November
11, 1994 was "erroneous," and further announced that the third record date for such meeting was to be November 14, 1994. This further manipulation of the record date was accomplished to permit Citadel to issue additional shares to its controlling stockholder, Craig, and enable Craig to cast additional votes at the 1994 Citadel Annual Meeting to impede the announced proxy and consent solicitations of Dillon L.P.
          14.  On November 10, 1994, prior to the purported
record date for the annual meeting of November 14, 1994, Citadel sold 1,329,114 shares of newly authorized 3% Cumulative Voting Convertible Preferred Stock to Craig in exchange for cancellation of $5.2 million of debt owed by Citadel to Craig (the
"Entrenchment Shares").  The Entrenchment Shares were issued to
Craig for the "Stated Value" of $3.95 per share, a price wholly inadequate given the terms and intrinsic value of the
Entrenchment Shares. Indeed, the sales price of the Entrenchment Shares was below the closing price for the common stock on the American Stock Exchange on November 10, 1994. In addition to the guaranteed 3% annual return and ranking prior to the common shares as to dividends, liquidation and dissolution, the
Entrenchment Shares are subject to automatic conversion into common stock under certain circumstances.  Furthermore, subject to certain limitations, the Entrenchment Shares may be converted into Citadel common stock at the option of the holder of the Entrenchment Shares. Moreover, the terms of the Entrenchment
Shares prohibit Citadel from declaring a dividend on its common stock or redeeming those shares unless the dividends accrued on the outstanding Entrenchment Shares have been or will be paid contemporaneously therewith.
          15. Citadel may not unilaterally redeem any of the Entrenchment Shares prior to November 10, 1997. Nevertheless,
Craig has the right to require Citadel to purchase the
Entrenchment Shares upon the occurrence of a change of control.
The certificate of designation defines a "change of control" to have occurred, inter alia, when the current directors or their nominees cease to constitute a majority of the board of directors.  If such a change in control occurs (if, for example the proxy or consent solicitation of Dillon L.P. is successful), Citadel is required to purchase the Entrenchment Shares at a premium equal to the Stated Value plus 9% interest per annum (if the redemption occurs before November 10, 1998).
          16.  The holders of Entrenchment Shares are entitled to
one vote for each share held and to vote jointly with the common stock on the election of directors. The Entrenchment Shares also are entitled to nominate one director for election to the board of directors.  The Entrenchment Shares were thus issued so that
Craig would own the shares on the record date for the 1994
Citadel Annual Meeting and to influence improperly the election of directors, among other things. As stated in the press release announcing the issuance: "Craig's ownership of these shares on the record date was a condition to Craig's agreement to convert its debt to equity."
          17.  As the holder of the Entrenchment Shares, Craig
was also granted by the board of directors of Citadel a
preemptive right to purchase any unissued voting stock of any class of Citadel.  As described in the certificate of designation for the Entrenchment Shares: "Such preemptive rights shall extend only to the extent necessary to allow [Craig] to maintain its proportionate shares of the outstanding voting stock of the
Company...."  Thus, Craig has not only established its control over Citadel but has guaranteed its ability to maintain that control.
          18. The Entrenchment Shares represent 16.6% of the outstanding voting securities of Citadel. As a result of the issuance of the Entrenchment Shares, Craig now controls approximately 25% of the outstanding voting securities of
Citadel: 16.6% through the Entrenchment Shares and 8.3% through its holdings of Citadel common stock.
          19. Craig knowingly participated in the breaches of duty hereinafter alleged since two of its officers and directors, Cotter and Tompkins, participated actively in the wrongdoing.
                      FIRST CAUSE OF ACTION
          20. Dillon L.P. realleges and restates paragraphs 1 through 19 above.
          21. On information and belief, the Facilitating Shares and Entrenchment Shares were issued to Craig solely to permit it to have more shares to vote at the 1994 Citadel Annual Meeting and to obstruct the consent and proxy solicitations of Dillon.
Such shares were issued hastily for inadequate consideration and not for a proper business or corporate purpose of Citadel.
          22. As such, the Facilitating Shares and Entrenchment Shares were issued to enable the Individual Defendants to maintain themselves in office and to affect adversely and to impede the voting rights of Dillon L.P. and the other stockholders of Citadel at the 1994 Citadel Annual Meeting.
          23.  Thus, the Facilitating Shares and Entrenchment
Shares were improperly and invalidly issued to Craig.
                     SECOND CAUSE OF ACTION
          24. Dillon L.P. realleges and restates paragraphs 1 through 23 above.
          25. The Individual Defendants have twice improperly attempted to change the record date for the 1994 Citadel Annual Meeting from November 4, 1994 to November 11, 1994, and then again to November 14, 1994. No explanation for the attempted change was given in the press release issued by Citadel on November 4, 1994, and the November 7, 1994 press release merely stated that the report of the November 11, 1994 record date was erroneous. On information and belief, the purported changes in the record date were attempted by the Individual Defendants not for a proper corporate or business purpose of Citadel but to enable the Individual Defendants to perpetuate themselves in office and to permit Cotter, Tompkins and Craig to maintain their control of Citadel by improperly manipulating the corporate machinery of Citadel so as to permit them to issue the Entrenchment Shares to Craig prior to the new record date of November 14, 1994.
                      THIRD CAUSE OF ACTION
          26. Dillon L.P. realleges and restates paragraphs 1 through 25 above.
          27. The Individual Defendants and Craig conspired to issue additional shares of voting stock of Citadel to Craig prior to November 14, 1994. On information and belief, such issuances were not for a proper business or corporate purpose of Citadel.
Such shares were issued for the primary purpose of enabling the Individual Defendants to maintain themselves in office and to maintain the control of Cotter, Tompkins and Craig over Citadel and in an attempt to dilute, adversely affect and impede the voting power and rights of Dillon L.P. and the other stockholders of Citadel.
          28. The issuances of the Facilitating Shares and the Entrenchment Shares were in violation of the fiduciary duties of the Individual Defendants and Craig which are owed to Dillon L.P.
and the other stockholders of Citadel.
          WHEREFORE, Dillon L.P. prays that the Court enter its judgments and orders:
               a. declaring that the Facilitating Shares and Entrenchment Shares have been improperly issued and cannot be voted or counted toward a quorum at the 1994 Citadel Annual
Meeting;
               b. rescinding the issuances of the Facilitating Shares and Entrenchment Shares;
               c. enjoining, pendente lite and permanently, the Individual Defendants from issuing any shares of stock of Citadel prior to the 1994 Citadel Annual Meeting;
               d. awarding Dillon L.P. its costs and expenses, including reasonable attorneys' fees, incurred in maintaining this action; and
               e. awarding and granting such other relief as the Court may deem equitable.


                                    /s/ Daniel A. Dreisbach
                                        R. Franklin Balotti
                                        Daniel A. Dreisbach
                                        Todd C. Schiltz
                                        Richards, Layton & Finger
                                        One Rodney Square
                                        P.O. Box 551
                                        Wilmington, Delaware 19899
                                        (302) 658-6541
                                        Attorneys for Plaintiff
                                        Dillon Investors, L.P.

Dated:    November 14, 1994


CERTIFICATE OF SERVICE

          I, Todd C. Schiltz, hereby certify that on this 14th day of November, 1994, two copies of the foregoing document were served by hand delivery on the following:


Robert K. Payson, Esquire
Potter Anderson & Corroon
350 Delaware Trust Building
P.O. Box 951
Wilmington, Delaware 19899

William O. LaMotte, III, Esquire
Morris Nichols Arsht & Tunnell
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347




                                    /s/ Todd C. Schiltz

                                   Todd C. Schiltz